Exhibit 8.1
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 17, 2020

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus

Re:	Castor Maritime Inc.

Ladies and Gentlemen:
We have acted as counsel to Castor Maritime Inc., a Marshall Islands corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (File No. 333-240262) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 31, 2020, as thereafter amended or supplemented, with respect to the registration for resale under the U.S. Securities Act of 1933, as amended (the “Securities Act”), by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of 57,750,000 warrants (the “Warrants”) and 57,750,000 of the Company’s common shares, par value $0.001 per share issuable upon the exercise of the Warrants issued by the Company to the Selling Securityholders on July 15, 2020.
In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus of the Company included in the Registration Statement; and
(ii)
such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the section entitled “Item 3. Key Information—D. Risk Factors” and “Item 10. Additional Information—E. Taxation”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Annual Report in the section entitled “Item 10. Additional Information—E. Taxation” are our opinions and accurately state our views as to the tax matters discussed therein.

Castor Maritime Inc.
September 17, 2020

Our opinions and the tax discussion as set forth in the Annual Report are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and Annual Report.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, including by reference to the Company’s Annual Report, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP